Exhibit 10.2

QUARK BIOTECH, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (THE “AGREEMENT”) is dated as of January 1, 2002 by and between Quark Biotech, Inc., a California corporation (the “Company”), and Daniel Zurr (“Executive”).

1.             Term. The Company hereby employs Executive and Executive hereby accepts employment effective as of January 1, 2002 (the “Commencement Date”), on the terms and conditions set forth herein. The term of this Agreement shall begin on the Commencement Date and shall continue for a period of three (3) years thereafter (the “Termination Date”).

2.             Duties. Executive agrees to serve the Company as its President and Chief Executive Officer, or in such other executive capacity as the Company’s Board of Directors (the “Board”) may from time to time request. During the term of this Agreement, Executive will devote all of his normal business time and attention to, and use his best efforts to advance, the business of the Company and its subsidiary QBI Enterprises, Ltd. Executive agrees not to engage actively in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Additionally, subject to the Board’s prior approval, the Executive may serve on the board of directors of other companies if in so doing Executive does not materially adversely affect Executive’s performance as an employee of the Company.

3.             Confidential Information. Executive acknowledges that he has executed the Proprietary Information Agreement of the Company (the “Proprietary Information Agreement”) and agrees to be bound by its terms.

4.             Compensation and Fringe Benefits.

(a)           Base Compensation. During the term of this Agreement the Company shall pay Executive an annual salary of one hundred twenty five thousand dollars ($125,000) payable in equal installments on the regular employment payroll dates of the Company. Executive’s annual salary shall be adjusted on each one-year anniversary of the date of this Agreement to compensate for changes in the cost of living. The amount of each annual cost of living increase shall be the rate determined for such annual period by the “Consumer Price Index for Urban Wage Earners and Clerical Workers (All Items) published by the Bureau of Labor Statistics, U.S. Department of Labor (1967 equals 100).”

(b)           Incentive Compensation:  Executive shall be entitled to an annual bonus in an amount up to 100% of annual base compensation, based upon annual milestones agreed to by the Executive and the Company’s Board of Directors that are consistent with the Company’s business plan for each year, and subject to the sole discretion of the Company’s Board of Directors. The agreed upon milestones and the Incentive Compensation attributable to the milestones shall be set forth in a memo executed by the Executive and the Company’s Board of Directors and it shall be attached as an addendum to this Employment Agreement. The agreed upon milestones for the fiscal year ended December 31, 2002 and the incentive compensation attributable to the milestones, is attached to this Agreement.

(c)           In addition to the incentive compensation described in Section 4 (b) above, the Company shall forgive fifty percent (50%) of the home loan made to the Executive upon the occurrence of one of the following:

(i)            In the event of an underwritten Initial Public Offering whereby a minimum of $75 million is raised for the Company; or

(ii)           In the event the Company enters into a significant collaboration or joint venture agreement with a major United States or European based pharmaceutical company, as determined by the Company’s Board of Directors. The Board’s decision shall be based upon the size of the cash payment and financial commitments made by the pharmaceutical company and the scope of the agreement and impact on the Company. The definitions of “significant” and “major” shall be at the discretion of the Board.

(iii)          In the event of the Executive’s death. The Company may, at its sole discretion, obtain and maintain one or more term policies of life insurance on the life of the Executive providing an aggregate benefit in the amount of 50% of the home loan. The Company, in its sole discretion, may name itself or the Executive’s designee as the beneficiary and/or owner of the policy or policies. In the event the Executive names the beneficiary, the home loan will not be forgiven; but rather it will be repaid from the insurance proceeds. The Executive agrees to fully cooperate with the Company in its effort to obtain and maintain the above described policy or policies of insurance.

(iv)          In the event the Executive becomes “permanently disabled.” “Permanently disabled” shall mean a total physical or mental disability that renders the Executive unable to perform his normal duties for the Company for a period of 120 consecutive days and that the Executive is unlikely to be able to return to work to perform his normal duties for the Company within 365 days, as determined by a licensed physician. The Company and the Executive, or his legal representative, shall use their best efforts to agree on the physician to determine physical disability. If they cannot agree within ten (10) days after the first party makes a written proposal stating the name of a physician, then the other party shall select a physician within ten (10) days and within ten (10) days thereafter the two physicians shall select a third physician. All such physicians must be board certified in the medical area giving rise to the alleged disability. The determination of the third physician shall be final and binding. If one party fails to select a physician within said ten (10) day period, the physician name by the other party shall make the determination of permanent disability.

(d)           Executive shall be entitled to participate in such group life, pension, disability, accident, hospital and medical insurance plans, and such other plan or plans which may be instituted by the Company for the benefit of its executive employees generally, upon such terms as may be therein provided of general application to all executive employees of the Company and such other benefits as are mutually deemed appropriate to the position held by Executive and to the discharge of Executive’s duties. Executive shall be entitled to not less than twenty (20) business days’ vacation per year, with remuneration, which shall be coordinated with the vacation periods of other officers of the Company in a manner that will minimize disruption of Company’s management efforts. Executive shall further be entitled to the use of a car (with retail value not greater than $25,000) during the term of his employment with the Company. In addition, the Company shall provide Executive with social benefits equivalent to what Executive receives under Israel law including, but not limited to, severance pay, pension fund contributions, disability insurance and contributions to the “Further Education Fund.”

(e)           In order for the Company to determine the portion of Executive’s compensation above which is United States source income, Executive agrees to keep accurate records of the time spent working in the United States and on the last day of each fiscal quarter, shall submit to the Company a written report of such time.

5.             Expenses. The Company will pay or reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder in accordance with the Company’s established policies. Executive shall furnish the Company with evidence of the incurrence of such expenses within a reasonable period of time from the date that they were incurred. The company will further provide Executive with a relocation reimbursement of up to $80,000 for out-of-pocket expenses in connection with his relocation to the United States from Israel, in the event Executive makes such a move.

6.             Termination Without Cause. Executive’s employment hereunder may be terminated by the Company, with or without Cause (as defined in Section 7 below), at any time during the term hereof upon thirty (30) days advance written notice from the Board; provided, however, that in the event of a termination without Cause, Executive shall continue to receive from the Company the full amount and scope of compensation and benefits described in Section 4 for a period of (a) ten (10) months from the date of such termination if the termination occurs within the first year of Executive’s employment with the Company, (b) eight (8) months from the date of termination if the termination occurs within the second year, and (c) six (6) months from the date of termination if the termination occurs within the third year. For purposes of this Agreement, a Constructive Termination (as defined below) shall be deemed to be a termination without Cause. The term “Constructive Termination” means Executive’s voluntary resignation from employment following the occurrence (without Executive’s express written consent) of any of the following events: (i) an adverse change of Executive’s title to other than the President or Chief Executive Officer, or (ii) a significant reduction in Executive’s duties, position or responsibilities, or the removal of Executive from such position or responsibilities (including without limitation Executive’s position on the Board), provided, however, that Executive shall provide prior written notice to the Company of his intent to resign due to clause (i) or (ii) above, and the Company shall have five (5) days to cure (or reverse) the events described in clause (i) or (ii), as applicable.

7.             Termination for Cause. Executive’s employment hereunder may be terminated at any time during the term of this Agreement by the Company for “Cause.” The term “Cause” is defined as any one or more of the following occurrences:

(a)           Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime which constitutes a felony in the jurisdiction involved, which convicted or plea materially injures the Company; or

(b)           Executive’s commission of an act of fraud or misappropriation of funds or property, whether prior to or subsequent to the date hereof, upon the Company; or

(c)           Gross negligence by Executive in the scope of Executive’s employment resulting in a material injury to the Company, violation by Executive of any duty of loyalty to the Company resulting in a material injury to the Company, or any other misconduct on the part of Executive resulting in a material injury to the Company; or

(d)           Breach of Proprietary Information Agreement.

Notwithstanding of foregoing, as to clauses (c) and (d) only Executive shall not be deemed to have been terminated for Cause without (i) five (5) days written notice to Executive setting forth the reasons for the Company’s intention to terminate for Cause, and (ii) an opportunity for Executive, within such five (5) day period, to cure (if the matter is susceptible to cure).

If Executive’s employment hereunder shall be terminated by the company for Cause pursuant to this Section 7, except as set forth in Sections 8 and 9, this Agreement shall terminate as of the date of such termination of employment and Executive shall then not be considered an employee of the Company for any purpose, and his salary and all other benefits shall cease upon the termination of his employment.

8.             Miscellaneous.

(a)           Arbitration.

(i)            At the option of the Company or Executive, any and all disputes of controversies whether of law or fact of any nature whatsoever rising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association (the “Association”) and in accordance with the rules and regulations of the Association.

(ii)           The arbitrators shall be selected as follows: the Company and Executive shall mutually agree upon one independent qualified arbitrator. The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

(iii)          Arbitration shall take place at San Francisco, California, or any other location mutually agreeable to the parties. At the request of the Company, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only of the Company or Executive and their respective attorneys and the respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy until such information shall become generally known. The arbitrator shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs. The decree or judgment of an award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(iv)          Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend, and/or participate in all the arbitration hearings in such manner as the law shall require.

(v)           All expenses relating to arbitration shall be split by the parties; provided, however, that the prevailing party in such arbitration shall reimburse the other party for its costs and expenses, including reasonable attorneys fees, incurred in connection with such arbitration.

(b)           Assignment. This Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of Executive upon Executive’s death and (ii) any successor or assignee of the Company. Notwithstanding the above, Executive’s duties and responsibilities set forth in Section 2 above shall not be assignable or delegable. Any successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

(c)           Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to Executive, at 11000 Cedar Avenue, Suite 140, Cleveland, Ohio 44106, or at such other address as Executive shall have furnished to the Company in writing (including electronic mail address), or (b) if to the Company, at 11000 Cedar Avenue, Suite 140, Cleveland, Ohio 44106, or to such other address as the Company shall have furnished to Executive in writing (including electronic mail address). Each such notice or communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or sent by telegram, telefax or telex (receipt confirmed), or, if sent by mail, at the earlier of its receipts or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as described above, or if sent by electronic mail, then one business day following delivery.

(d)           Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(e)           Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

(f)            No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company. Notwithstanding anything in this Agreement to the contrary, any consent, waiver, amendment, modification or other agreement delivered by electronic mail shall be effective.

(g)           Governing Law. This Agreement shall be governed by the laws of the State of California.

(h)           Acknowledgement. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this agreement.

(i)            Survivability. Notwithstanding any other provision of this Agreement, the obligations, covenants and duties of the Company and Executive under Section 3, Section 4(d) and Section 5 of this Agreement, as well as any obligations of the Company to pay accrued benefits to Executive prior to termination of this Agreement, shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

QUARK BIOTECH, INC.		DANIEL ZURR

By:	/s/ Philip B. Simon	/s/ Daniel Zurr
Signature
Title:	Philip B. Simon,
Member of Board of Directors and Compensation Committee of Quark Biotech, Inc.

For purposes of Section 8 only:

GODDARD & EPHRAT, F/B/O/ZWI ZURR

2002 INCENTIVE COMPENSATION

MILESTONES

QUARK BIOTECH, INC.

A CALIFORNIA CORPORATION

As set forth in Section 4(b) of the Employment Agreement to which this is attached, Daniel Zurr shall be entitled to incentive compensation of up to 100% of his base compensation, as described in Section 4(a) of the Employment Agreement, based upon achievement of the following milestones on or before 31 December 2002 and subject to the provisions set forth in Section 4(b):

1.                                       An underwritten initial public offering whereby a minimum of $75mm is raised for the Company;

2.                                       Completion of a significant collaboration or joint venture agreement with a major United States or European based pharmaceutical company as described in Section 4(c)(ii) of the Employment Agreement;

3.                                       The initiation of two products into Clinical Trials

4.                                       Successful implementation of pre-IPO strategies, including, but not limited to, the hiring of a chief financial officer, VP R&D, and VP Business Development for the Company, the establishment of a United States based headquarters, the initiation and execution of a public relations strategy, and such other operational and business strategies necessary for, or an enhancement for, an initial public offering.

Rather than establishing specific incentives for the achievement of each milestone, the Company’s Board of Directors shall evaluate the level of achievement and success in implementing these milestones and the value that has been created for the Company’s shareholders by the achievement of all or a portion of the milestones.